Exhibit 10.3.2a

FIRST AMENDMENT TO THE
PINNACLE WEST CAPITAL CORPORATION
SUPPLEMENTAL EXCESS BENEFIT RETIREMENT PLAN OF 2005
Effective as of January 1, 2005, Pinnacle West Capital Corporation (the “Company”) adopted the Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan of 2005 (the “Plan”). Effective as of January 1, 2016, the Company amended and restated the Plan. By this instrument, the Company amends the amended and restated Plan as described below. Defined terms used in this First Amendment shall have the meanings specified in the Plan.
1.        This First Amendment shall be effective as of January 1, 2017.
2.        This First Amendment clarifies the provisions of the Plan noted below. This First Amendment also supersedes the other provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
3.    Section 4(a)(1) of the Plan is hereby amended by changing the language that precedes the first comma (“Subject to Article 7”) to read “Subject to Section 4(a)(6) and Article 7.”
4.        Section 4(a)(2) of the Plan is hereby amended by changing the language that precedes the first comma (“Subject to Article 7”) to read “Subject to Section 4(a)(6) and Article 7.”
5.         The caption of Section 4(a)(3A) is hereby amended to read “(3A) Group C Participants – Individuals Becoming Officers on or after January 1, 2011.”
6.        Section 4(a)(6) is hereby amended and restated in its entirety to read as set forth below:
(6)     Promotion or Re-Hire into Officer Status on or after January 1, 2011. The provisions of this Section 4(a)(6), rather than the provisions of Section 4(a)(1) or Section 4(a)(2), shall apply to an individual who is a Group A Participant or a Group B Participant in the Retirement Plan and who becomes an Officer on or after January 1, 2011 either by reason of being promoted to an Officer position or being rehired in an Officer position. Subject to Article 7, the benefit due to such an individual shall be a monthly benefit equal to the sum of (i) and (ii) reduced by (iii), where
(i)     Equals the benefit, if any, determined pursuant to Section 4(b)(i) (or if the participant is not entitled to a benefit pursuant to Section 4(b)(i), the benefit, if any, determined pursuant to the Retirement Plan), calculated as of the day immediately prior to such promotion or rehire as if the participant terminated employment on that day or was not rehired but reflecting the participant’s Average Monthly Compensation as of the date of determination;
(ii)     Equals the participant’s Supplemental Retirement Account Balance (converted to a monthly annuity using Actuarial Equivalence for Group A participants); and
(iii)     Equals the participant’s benefit determined pursuant to the Retirement Plan.
A participant’s Supplemental Retirement Account Balance shall be a notional account credited with Monthly Retirement Account Balance Credits and Interest Credits. For purposes of this Plan, Monthly Retirement Account Balance Credits shall be determined under the general methodology set forth in the Retirement Plan based on the participant’s Monthly Compensation for the month but using the following chart:

Age at End of Plan Year	Percent of Monthly Compensation Contribution Rate
Less than 35	8%
35-39	9%
40-44	10%
45-49	12%
50-54	15%
55 and over	18%

7.        Except as otherwise amended by this First Amendment, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Pinnacle West Capital Corporation has caused this First Amendment to be executed as of this 20th day of December, 2016.
Pinnacle West Capital Corporation
By: /s/ Donald E. Brandt
Its: Chairman of the Board of Directors, President and Chief Executive Officer